TO:    All Members of Record as of December 31, 2016

In response to our annual nomination request, the Federal Home Loan Bank of Indianapolis received acceptance from one (1) member directorship nominee for Indiana. Since the number of nominees is less than the open seats, those member directorship seats will be filled this year without an election in the state of Indiana. The Board of Directors will vote to fill the seat for which there were no nominees.

Therefore, I am pleased to announce the election of the following individual for a term beginning and ending on the dates indicated by each name:

Larry W. Myers, President and Chief Executive Officer
First Savings Bank, Clarksville, Indiana

Term begins: January 1, 2018; and ends: December 31, 2021

Once the Board of Directors meets to fill the remaining seat for which there is no nominee, you will be advised of the director selected.

There are two (2) independent directorships open for election this year, and there are two (2) candidates to fill these seats. All Indiana and Michigan members of record as of December 31, 2016 (“Eligible Members”), will have the opportunity to vote for these candidates in the district-wide independent director election. More information will be provided as part of the independent director election process, but please know each candidate must receive at least twenty percent (20%) of the total number of votes eligible to be cast in the election. Therefore, it is imperative that each Eligible Member votes.

Sincerely,

Michael D. Zaradich
Associate General Counsel & Corporate Secretary